Exhibit 10.1

Execution Version

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND REPLACED WITH “[REDACTED]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF DISCLOSED.

Bank of America, N.A.

BofA Securities, Inc.

One Bryant Park

New York, New York

10036

CONFIDENTIAL

May 18, 2025

Sanmina Corporation

2700 N. First Street

San Jose, CA 95135

Re:          Project Zephyr Commitment Letter

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”) and BofA Securities, Inc. (or any of its designated affiliates, “BofA Securities” and collectively with Bank of America, “BofA”, the “Commitment Parties”, “we” or “us”) that Sanmina Corporation, a Delaware corporation (the “Borrower” or “you”), seeks financing to consummate the Transactions (such term and each other capitalized term used but not defined herein having the meanings assigned to them in Annex A hereto, the term sheet attached hereto as Annex B (the “Backstop Term Sheet”) or the term sheet attached hereto as Annex C (the “Bridge Term Sheet” and together with the Backstop Term Sheet, the “Term Sheets”)). This letter, including the Term Sheets, the Transaction Description attached hereto as Annex A, the Conditions Annex attached hereto as Annex D (the “Conditions Annex”) and description of the Required Amendment (as defined below) attached hereto as Annex E, is hereinafter referred to as the “Commitment Letter”.

You have further advised us that, in connection therewith, (a) the Borrower and/or one or more of its subsidiaries will (i) seek the amendment described on Annex E (the “Required Amendment”, the Required Amendment together with any other amendments to be mutually agreed, the “Amendment”) to the Fifth Amended and Restated Credit Agreement, dated as of September 27, 2022, by and among Sanmina Corporation, as the borrower, the several banks and other financial institutions or entities from time to time parties thereto, and Bank of America, N.A., as administrative agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Borrower Credit Agreement”) or (ii) if the Required Amendment does not become effective on or prior to the Closing Date, obtain (x) $800 million in aggregate principal amount of revolving commitments under a new senior secured revolving credit facility (the “Backstop Revolving Facility”) on the terms set forth in the Backstop Term Sheet and (y) term commitments under a new senior secured term loan A credit facility (the “Backstop Term Loan Facility” and, together with the Backstop Revolving Facility, the “Backstop Facilities” and each a “Backstop Facility”) on the terms set forth in the Backstop Term Sheet in an aggregate principal amount equal to (A) $306.25 million minus (B) the amount of amortization payments made by the Borrower under the Existing Borrower Credit Agreement after the date hereof and on or prior to the Closing Date, (b)(i) the Borrower and/or one or more of its subsidiaries will seek to incur or issue, as applicable, a combination of (A) a senior secured term loan facility (the “Term Loan Facility”) and/or (B) senior secured notes and/or unsecured notes (the “Senior Notes” and, together with the Term Loan Facility, the “Permanent Financing”) pursuant to one or more Rule 144A/Regulation S offerings or other private placement transactions, which Permanent Financing shall generate aggregate proceeds of not less than $2,500 million and/or (ii) if all or any portion of the Permanent Financing is not incurred or issued, or the proceeds thereof are not made available to you, in each case, prior to the Closing Date, the Borrower may borrow up to $2,500 million in aggregate principal amount of senior secured bridge loans under the senior secured bridge facility (the “Senior Secured Bridge Facility”) described in the Bridge Term Sheet, less the sum of (without duplication) (x) the net cash proceeds received by the Borrower and/or one or more of its subsidiaries on or prior to the Closing Date from any Permanent Financing, in each case, incurred or issued on or prior to the Closing Date and (y) the aggregate principal amount of binding commitments under any Permanent Financing (including any Term Loan Facility) that is received by the Borrower and/or one or more of its subsidiaries on or prior to the Closing Date, in each case with conditions to funding on the Closing Date consistent with the applicable conditions set forth in the Conditions Annex. The Backstop Facilities, together with the Senior Secured Bridge Facility, are defined as the “Facilities”. The “Closing Date” shall be the date on which the Acquisition (as defined below) is consummated and the initial funding or availability, as applicable, under the Facilities occurs (if applicable).

1.            Commitments. Upon the terms set forth in this Commitment Letter and subject solely to the conditions set forth in the Conditions Annex, Bank of America is pleased to advise you of its commitment to provide to the Borrower (a) the percentage of the Backstop Revolving Facility set forth opposite Bank of America’s name on Schedule I hereto (the “Backstop Revolving Commitments”), (b) the percentage of the Backstop Term Loan Facility set forth opposite Bank of America’s name on Schedule I hereto (the “Backstop Term Loan Commitments”), and (c) the percentage of the Senior Secured Bridge Facility set forth opposite Bank of America’s name on Schedule I hereto (the “Senior Secured Bridge Commitments” and together with the Backstop Revolving Commitments and the Backstop Term Loan Commitments, the “Commitments”); provided that (A) for the avoidance of doubt and notwithstanding anything herein to the contrary, Bank of America’s commitment in respect of both the Backstop Revolving Facility and the Backstop Term Loan Facility shall be automatically terminated hereunder and reduced to zero upon the effectiveness of the Required Amendment and (B) the amount of the Senior Secured Bridge Facility and the aggregate commitment of Bank of America thereunder shall be automatically reduced, without duplication, (I) by the aggregate amount of net cash proceeds received by the Borrower and/or one or more of its subsidiaries (including, for the avoidance of doubt, proceeds from the issuance of any Permanent Financing that are funded into escrow; provided that, in the case of any such cash proceeds deposited into an escrow account pending the closing of the Acquisition, only to the extent that the release of such cash proceeds from escrow are no more onerous than the conditions set forth in the Conditions Exhibit) on or prior to the Closing Date from any Permanent Financing and (II) by the aggregate principal amount of binding commitments under any Permanent Financing (including any Term Loan Facility) that is received by the Borrower and/or one or more of its subsidiaries on or prior to the Closing Date, in each case with conditions to funding on the Closing Date consistent with the applicable conditions set forth in the Conditions Exhibit. Bank of America is referred to herein as the “Initial Lender”.

2.            Titles and Roles. It is agreed that (a) BofA Securities acting alone or through or with affiliates selected by it, will act as sole bookrunner and lead arranger (collectively in such capacities, the “Lead Arranger”) in arranging and syndicating the Facilities, (b) BofA Securities acting alone or through or with affiliates selected by it, will act as sole lead arranger for the Amendment (in such capacity, the “Amendment Lead Arranger”; the term “Lead Arranger” shall be used herein to refer to BofA in its capacity as the Lead Arranger in respect of the Facilities and/or Amendment Lead Arranger as the context requires; in addition, references in this Commitment Letter to “syndication,” “syndicate” and similar terms shall be deemed to refer to the process of soliciting consents to the Amendment) and (c) Bank of America (or an affiliate selected by it) will act as the sole administrative agent (in such capacity, the “Administrative Agent”) for each of the Facilities. No additional agents, co-agents, arrangers or bookrunners will be appointed and no other titles will be awarded and no other compensation will be paid to any Lender (as defined below) in such capacity (other than compensation expressly contemplated by this Commitment Letter, the fee letter dated the date hereof by and among the Commitments Parties and you (the “Arranger Fee Letter”) and the fee letter dated the date hereof between BofA and you (the “Agency Fee Letter” and together with the Arranger Fee Letter, the “Fee Letters”)) in order to obtain such Lender’s commitment to participate in any of the Facilities, in each case, unless you and we shall agree in writing. BofA Securities will have the “left” and “highest” placement in any and all marketing materials or other documentation used in connection with each Facility and shall hold the leading role and responsibilities conventionally associated with such placement, including maintaining sole physical books for the Facilities. You acknowledge and agree that this Commitment Letter does not guarantee the success of obtaining the Required Amendment. You also acknowledge that BofA Securities and/or its affiliates may be a lender under the Existing Borrower Credit Agreement.

3.            Conditions to Commitment. The Commitments and undertakings of the Commitment Parties hereunder are subject solely to the satisfaction of the conditions precedent set forth in the Conditions Annex (the “Specified Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letters and the Loan Documentation or the syndication of the Facilities or the Amendment) other than the Specified Conditions (and upon satisfaction or waiver of the Specified Conditions, each party thereto will execute and deliver the Loan Documentation to which it is a party, make available the commitments with respect to the Facilities, and the initial funding under the Facilities shall occur).

Notwithstanding anything in this Commitment Letter, the Fee Letters or the Loan Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations relating to the Acquired Company, the Borrower and their respective subsidiaries and their respective businesses, the making and accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (i) the representations made by or with respect to the Acquired Company and its subsidiaries in the Acquisition Agreement as are materially adverse to the interests of the Lenders (in their capacities as such), but only to the extent that you have (or an affiliate of yours has) the right (taking into account any notice and cure provisions) to terminate your (or its) obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, as a result of a breach of such representations in the Acquisition Agreement, in each case, without any cost or liability to you or your affiliates (the “Specified Acquisition Agreement Representations”), and (ii) the Specified Representations (as defined below); and (b) the terms of the Loan Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth in or referred to in this Commitment Letter are satisfied (it being understood that to the extent any security interest in the Collateral referred to in the Term Sheets may not be granted pursuant to the execution and delivery by the Loan Parties of a New York law governed security agreement consistent with the Documentation Principles and perfected by (A) the filing of a UCC financing statement or (B) taking delivery and possession of a stock certificate (if any) of the Borrower and any Guarantor (other than, in the case of the Acquired Company and its subsidiaries, with respect to any such stock certificate that has not been made available to you at least three (3) business days prior to the Closing Date, to the extent you have used commercially reasonable efforts to procure delivery thereof, which may instead be delivered within ten (10) business days after the Closing Date (or such later date as the Administrative Agent may reasonably agree, without any requirement for consent by the Lead Arranger or the Lenders)) if the grant or perfection of the Administrative Agent’s security interest in and lien on such Collateral may not be accomplished prior to the Closing Date after your use of commercially reasonable efforts to do so, then the grant or perfection of the security interest in and lien on such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but, instead, may be accomplished within ninety (90) days after the Closing Date (or such longer period after the Closing Date reasonably acceptable to the Administrative Agent, without any requirement for consent by the Lead Arranger or the Lenders), pursuant to arrangements to be mutually agreed between the Borrower and the Administrative Agent). For purposes hereof, “Specified Representations” means the representations and warranties referred to in the Term Sheets relating to corporate existence of the Borrower and the Guarantors and good standing of the Borrower and the Guarantors in their respective jurisdictions of organization; power and authority, due authorization, execution and delivery and enforceability, in each case, relating to the Borrower and the Guarantors entering into and performance of the Loan Documentation; no conflicts with or consents under the Borrower’s or any Guarantor’s organizational documents relating to the Borrower or such Guarantor entering into and performance of the Loan Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (with solvency being determined on a basis consistent with the Form of Solvency Certificate attached as Annex D hereto); the creation, validity and perfection of security interests in the Collateral provided on the Closing Date (subject to permitted liens as set forth in Loan Documentation and the limitations set forth in this paragraph and the Term Sheets); Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; and use of proceeds not violating OFAC, FCPA or other applicable sanctions and anti- corruption and anti-money laundering laws. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

4.	Syndication.

(a)            The Lead Arranger intends and reserves the right, both prior to and after the Closing Date, to secure commitments for the Facilities from a syndicate of banks, financial institutions and other entities reasonably acceptable to you (which in any event shall exclude Disqualified Lenders (as defined below)) (such banks, financial institutions and other entities committing to the Facilities, together with the Initial Lender, the “Lenders”) upon the terms and subject to the conditions set forth in this Commitment Letter. Until the earlier of (i) the date on which both the Initial Lender and its affiliates hold no more than $0 of the Senior Secured Bridge Facility and a Backstop Successful Syndication (as defined in the Arranger Fee Letter) is achieved and (ii) the date that is 60 days following the Closing Date (the “Syndication Date”), you agree to use your commercially reasonable efforts to, and will use commercially reasonable efforts to cause appropriate members of management of the Acquired Company to, to the extent reasonable, appropriate and practical (and in all instances subject to the terms of the Acquisition Agreement), assist us actively in achieving a syndication of the Facilities that is satisfactory to us and you and in obtaining consents to the Required Amendment. To assist us in our syndication efforts, you agree that you will, and will cause your representatives and advisors to, and will use commercially reasonable efforts to cause (to the extent reasonable, appropriate and practical, and in all instances subject to the terms of the Acquisition Agreement), appropriate members of management of the Acquired Company and its representatives and advisors to, (i) provide promptly to the Commitment Parties and the other Lenders upon reasonable request, all customary information reasonably necessary and reasonably requested by the Lead Arranger to assist the Lead Arranger to complete the syndication, (ii) make your senior management and (to the extent reasonable, appropriate and practical, and in all instances subject to the terms of the Acquisition Agreement) appropriate members of management of the Acquired Company available to prospective Lenders on reasonable prior notice and at mutually agreed times and locations (which may be via video conference), (iii) host, with the Lead Arranger, one or more meetings with prospective Lenders at mutually agreed times and locations (which may be via video conference) (and to the extent necessary, one or more conference calls with prospective Lenders in addition to any such meeting), (iv) assist, and cause your affiliates and advisors to assist, the Lead Arranger in the preparation of one or more customary confidential information memoranda and other customary marketing materials in form and substance reasonably satisfactory to the Lead Arranger to be used in connection with the syndication, (v) use commercially reasonable efforts to ensure that, where appropriate, the syndication efforts of the Lead Arranger benefit materially from the existing lending relationships of the Borrower, (vi) use commercially reasonable efforts to obtain, at the Borrower’s expense, (A) a current public corporate credit rating (but not a specific rating) from Standard & Poor’s Rating Services (“S&P”), (B) a current public corporate family rating (but not a specific rating) from Moody’s Investors Service, Inc. (“Moody’s”) and (C) a current public rating (but not a specific rating) with respect to the Facilities from each of S&P and Moody’s, in each case, prior to the launch of the consent process with respect to the Amendment, and (vii) ensure (and use your commercially reasonable efforts to cause (and in all instances subject to the terms of the Acquisition Agreement) the Acquired Company to ensure) that prior to the latest of the Closing Date and the Syndication Date there will be no competing issues, offerings, placements, arrangements or syndications of debt securities or commercial bank or other credit facilities by or on behalf of you or your subsidiaries or the Acquired Company and its subsidiaries, being offered, placed or arranged (other than (A) the Facilities and (B) any indebtedness of the Acquired Company and its subsidiaries permitted to be incurred or to remain outstanding on the Closing Date under the terms of the Acquisition Agreement) without the written consent of the Lead Arranger, unless such issuance, offering, placement, arrangement or syndication could not reasonably be expected to materially and adversely impair the syndication of the Facilities or the obtaining of the Required Amendment (it being understood that (w) your, the Acquired Company’s and your and its respective subsidiaries’ deferred purchase price amounts, and other contingent obligations, (x) indebtedness incurred in the ordinary course of business of the Borrower and its subsidiaries, or of the Acquired Company and its subsidiaries, for capital expenditures, purchase money indebtedness, capital leases, equipment financings, receivables or inventory securitization, factoring or other financing, hedging arrangements and/or working capital purposes (including under the Existing Borrower Credit Agreement), (y) replacements, extensions and renewals of existing indebtedness at maturity and (z) other indebtedness to be agreed among the Borrower and the Lead Arranger, in each case, will not materially and adversely impair the syndication of the Facilities or the obtaining of the Required Amendment). The foregoing shall not apply to any indebtedness permitted to remain outstanding or to be incurred by the Acquired Company and its subsidiaries after the date hereof but prior to the Closing Date under the Acquisition Agreement (and extensions, refinancings and renewals thereof prior to the Closing Date to the extent permitted under the Acquisition Agreement). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, none of the obtaining of public ratings or the compliance with any of the provisions set forth in this paragraph, including in any of clauses (i) through (vii) above or the next succeeding paragraph, shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality from a third party binding on you, the Acquired Company, the Seller or any of your or their respective affiliates (so long as such confidentiality obligation was not entered into in contemplation of the Transactions); provided that you shall use commercially reasonable efforts to obtain the relevant consents under such obligations of confidentiality to allow for the provision of such information to the extent reasonably requested by the Lead Arranger; provided, further, that you will inform us, to the extent legally permitted, that you are withholding any information pursuant to the foregoing. Your obligations under this Commitment Letter to use commercially reasonable efforts to cause the Acquired Company, its subsidiaries or members of its management to take (or to refrain from taking) any action shall be subject to any applicable limitation on your rights and obligations as set forth in the Acquisition Agreement.

Notwithstanding the foregoing, the Lead Arranger will not syndicate the Facilities to (x) those banks, financial institutions and other institutional lenders separately identified in writing by you to us prior to the date hereof (or affiliates of the foregoing to the extent such affiliates are clearly identifiable on the basis of similarity of such affiliates’ names, or designated in writing by you prior to (i) the date hereof and after (ii) the later of (A) the Closing Date and (B) the Syndication Date, and to the extent such affiliates are not bona fide debt funds or investment vehicles that are primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business), (y) competitors of you, the Acquired Company or any of your or its respective subsidiaries that are designated in writing by you prior to the date hereof (the list of which may be updated from time to time by you in writing after the Syndication Date) (each such entity, a “Competitor”) or (z) affiliates of Competitors to the extent such affiliates are clearly identifiable on the basis of similarity of such affiliates’ names or designated in writing by you from time to time and, to the extent such affiliates are not bona fide debt funds or investment vehicles that are primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business (collectively, “Disqualified Lenders”); provided that no written notice delivered after the date hereof shall apply retroactively to disqualify any person that has acquired an assignment or participation interest in the commitments or loans prior to the delivery of such notice.

(b)            The Lead Arranger and/or one or more of its affiliates will exclusively manage all aspects of the syndication of the Facilities and the Amendment (in consultation with you), including decisions as to the selection and number of potential Lenders to be approached, when they will be approached and whose commitments will be accepted (in each case, with your consent not to be unreasonably withheld or delayed and, in any case, excluding Disqualified Lenders), any titles offered to the Lenders and the final allocations of the commitments and any related fees among the Lenders, and the Lead Arranger will exclusively perform all functions and exercise all authority as is customarily performed and exercised in such capacities. Notwithstanding the Lead Arranger’s right to syndicate the Facilities and receive commitments with respect thereto, unless otherwise agreed to by you, (i) the Initial Lender shall not be relieved or released from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation in the Facilities, including its Commitments, until the initial funding under the Facilities has occurred on the Closing Date, (ii) no assignment by the Initial Lender shall become effective with respect to all or any portion of the Initial Lender’s Commitments until the initial funding of the Facilities and (iii) unless you and we agree in writing, the Initial Lender will retain exclusive control over all rights and obligations with respect to its Commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. It is understood that the Commitments hereunder are not conditioned upon the commencement or completion of the syndication of, or receipt of commitments in respect of, the Facilities or the Amendment and in no event shall the successful completion of the syndication of the Facilities or obtaining of the Amendment nor your compliance with the provisions of clause (a) above be a condition to the obligations of the Initial Lender hereunder or the funding of the Facilities on the Closing Date.

5.	Information.

(a)            You represent and warrant (solely as they relate to matters with respect to the Acquired Company and its subsidiaries prior to the Closing Date and not withstanding anything to the contrary herein, to the best of your knowledge) that (i) all written information and written data (other than the Projections, as defined below, other forward-looking information and information of a general economic or general industry nature) concerning the Borrower, the Acquired Company and their respective subsidiaries and the Transactions that has been or will be made available to the Commitment Parties or the Lenders by you or any of your or their representatives, subsidiaries or affiliates (or on your or their behalf) (the “Information”), when taken as a whole, (x) is, and in the case of Information made available after the date hereof, will be complete and correct in all material respects and (y) does not, and in the case of Information made available after the date hereof, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading, when taken as a whole (after giving effect to all supplements and updates thereto from time to time), and (ii) all financial projections concerning the Borrower, the Acquired Company and their respective subsidiaries, taking into account the consummation of the Transactions, that have been or will be made available to the Commitment Parties or the Lenders by you or any of your representatives, subsidiaries or affiliates (or on your or their behalf) (the “Projections”) have been and will be prepared in good faith based on assumptions that are believed by you to be reasonable at the time made (it being understood and agreed that (w) the Projections are as to future events and are not to be viewed as facts, (x) the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, (y) no assurance can be given that any particular Projections will be realized and (z) actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material). You agree that if, at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties contained in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement (or use commercially reasonable efforts to supplement, in the case of Information relating to the Acquired Company and its subsidiaries) the Information and the Projections so that such representations are correct in all material respects under those circumstances, it being understood in each case that such supplementation shall cure any breach of such representations and warranties. We will be entitled to use and rely upon, without responsibility to verify independently, the Information and the Projections and do not assume responsibility for the accuracy or completeness of the Information and the Projections. You acknowledge that we may share with any of our affiliates (it being understood that such affiliates will be subject to the confidentiality agreements between you and us), and such affiliates may share with the Commitment Parties, any information related to you, the Acquired Company, or any of your or their subsidiaries or affiliates (including, without limitation, in each case, information relating to creditworthiness) and the transactions contemplated hereby. For the avoidance of doubt, the accuracy of the foregoing representations and warranties, in and of itself, shall not be a condition to the obligations of the Initial Lender hereunder or the funding of the Facilities on the Closing Date.

(b)            You acknowledge that (i) the Commitment Parties will make available, on your behalf, the Information, Projections and other marketing materials and presentations, including the confidential information memoranda (collectively, the “Informational Materials”), to the potential Lenders by posting the Informational Materials on SyndTrak Online or by other similar electronic means (collectively, the “Electronic Means”) and (ii) certain prospective Lenders may be “public side” (i.e., lenders that have personnel that do not wish to receive material non-public information (within the meaning of the United States federal and state securities laws, “MNPI”) with respect to the Borrower, the Acquired Company, the Seller or your or their respective subsidiaries or affiliates or any of your or their respective securities), and who may be engaged in investment and other market-related activities with respect to such entities’ securities (such Lenders, “Public Lenders”). At the request of the Lead Arranger, (A) you will assist, and cause your affiliates, advisors, and, to the extent possible using commercially reasonable efforts, appropriate representatives of the Acquired Company to assist, the Lead Arranger in the preparation of Informational Materials to be used in connection with the syndication of the Facilities and the obtaining of the Required Amendment to Public Lenders, which will not contain MNPI (the “Public Informational Materials”) and (B) at the request of the Lead Arranger you will identify and conspicuously mark any Public Informational Materials “PUBLIC”. Notwithstanding the foregoing, you agree that the Commitment Parties may distribute the following documents to all prospective Lenders (including the Public Lenders) on your behalf, unless you advise the Commitment Parties in writing (including by email) within a reasonable time prior to their intended distributions that such material should not be distributed to Public Lenders; provided that you shall have been given a reasonable opportunity to review such documents and comply with the U.S. Securities and Exchange Commission disclosure requirements: (w) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (x) notifications of changes in the terms of the Facilities or the Amendment, (y) historical financial information regarding the Borrower and its subsidiaries (other than the Projections) and (z) drafts and final versions of the Term Sheets and the Loan Documentation. If you advise us in writing (including by email) that any of the foregoing items (other than the Loan Documentation) should not be distributed to Public Lenders, then the Commitment Parties will not distribute such materials to Public Lenders without further discussions with you. Before distribution of any Informational Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination of the Informational Materials and confirming the accuracy and completeness in all material respects of the information contained therein and, in the case of Public Informational Materials, confirming the absence of MNPI therefrom. In addition, the Informational Materials shall exculpate you, the Acquired Company, the Seller, your and its respective subsidiaries and us and the respective affiliates of the foregoing with respect to any liability related to the use or misuse of the contents of such Informational Materials or any related offering and marketing materials by the recipients thereof.

6.	Indemnification; Expenses.

(a)            You agree to indemnify and hold harmless the Commitment Parties and each of their respective affiliates and each of their and their affiliates’ respective directors, officers, employees, partners, controlling persons, representatives, advisors and agents and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, penalties, liabilities and reasonable and documented out-of-pocket expenses of any kind or nature (including legal expenses), joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter, the Transactions or any related transaction (including, without limitation, the execution and delivery of this Commitment Letter, the Loan Documentation and the closing of the Transactions) or (b) the use or the contemplated use of the proceeds of the Facilities, and will reimburse each Indemnified Party for all out-of-pocket expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnified Parties (taken as a whole) and, if reasonably necessary, a single local counsel for all Indemnified Parties (taken as a whole) in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnified Parties similarly situated and taken as a whole) on written demand as they are incurred in connection with any of the foregoing; provided that no Indemnified Party will have any right to indemnification for any of the foregoing (i) to the extent resulting from such Indemnified Party’s own gross negligence, bad faith, willful misconduct or material breach of this Commitment Letter as determined by a court of competent jurisdiction in a final non-appealable judgment or (ii) to the extent resulting from any dispute solely among the Indemnified Parties other than any claims against an Indemnified Party in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under the Facilities and not arising out of any act or omission of the Borrower or any affiliate of the Borrower. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your affiliates, equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, and in any event subject to the proviso in the immediately preceding sentence. You also agree that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability to you is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s own gross negligence, bad faith, willful misconduct or material breach of this Commitment Letter. None of (x) the Borrower, the Acquired Company, the Seller, or any of its or their respective affiliates or subsidiaries, or (y) any Indemnified Party will be liable to any other person or entity for any indirect, consequential, special or punitive damages (in the case of clause (x), other than in respect of any such damages required to be indemnified under this Section 6) in connection with this Commitment Letter, the Fee Letters, the Loan Documentation or any other element of the Transactions. No Indemnified Party will be liable to you, your affiliates or any other person for any damages arising from the use by others of Informational Materials or other materials obtained by Electronic Means, except to the extent that your damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith, willful misconduct of or a material breach of this Commitment Letter by, such Indemnified Party. You shall not, without the prior written consent of each Indemnified Party affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party and (z) requires no action on the part of the Indemnified Party other than its consent. You shall not be liable for any settlement of any action effected without your consent (which consent shall not be unreasonably withheld or delayed), but, if settled with your prior written consent or if there is a judgment in any such action, you agree to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, penalties, liabilities and reasonable and documented out-of-pocket expenses of any kind or nature (including legal expenses) incurred by reason of such settlement in accordance with this Section 6.

(b)            You agree to reimburse each Commitment Party for its reasonable and documented out-of-pocket expenses (including expenses of each Commitment Party’s due diligence investigation, syndication expenses, travel expenses and reasonable and documented out-of-pocket fees, disbursements and other charges of counsel to the Commitment Parties (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all of the Administrative Agent, the Lead Arranger and the Commitment Parties, collectively and taken as a whole, and, if necessary, specialty counsel and one local counsel in any relevant jurisdiction)), in each case, incurred solely in connection with due diligence, the preparation, negotiation, execution and delivery of the Commitment Letter, the Fee Letters and the Loan Documentation and any related definitive documentation and security arrangements. Notwithstanding the foregoing, [REDACTED]. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any such counsel referred to in this Section 6 based on the fees such counsel may receive on account of their relationship with us including, without limitation fees paid pursuant hereto.

7.              Fees. As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letters on the terms and subject to the conditions set forth therein.

8.	Confidentiality.

(a)            This Commitment Letter and the Fee Letters (collectively, the “Commitment Documents”) and the existence and contents hereof and thereof are confidential and may not be disclosed, directly or indirectly, by you in whole or in part to any person without our prior written consent, except for disclosure (i) hereof or thereof on a confidential basis to your affiliates, directors, officers, employees, representatives, shareholders, accountants, attorneys, agents and other professional advisors who have been advised of their obligation to maintain the confidentiality of the Commitment Documents for the purpose of evaluating, negotiating or entering into the Transactions, (ii) as otherwise required by law, rule or regulation or compulsory legal process or pursuant to a subpoena or order of any judicial, administrative or legislative body or committee or in any pending legal, judicial or administrative proceeding or as requested by a governmental authority or regulatory or self-regulatory authority (in which case, you agree, to the extent practicable and permitted by law, to inform us promptly in advance thereof), (iii) of the Commitment Documents on a confidential basis to the Acquired Company and the Seller, the respective boards of directors, officers and advisors of the Acquired Company and the Seller in connection with their consideration of the Acquisition (provided that any information relating to pricing (including in any “market flex” provisions that relate to pricing), fees and expenses has been redacted in a manner reasonably acceptable to us), (iv) of this Commitment Letter, but not the Fee Letters, in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, (v) of the Term Sheets to any ratings agency in connection with the Transactions, who are directly involved in the consideration of the Transactions to the extent you notify such persons of their obligations to keep such material confidential, (vi) of this Commitment Letter, the Fee Letters and the contents hereof and thereof to the extent necessary to enforce any right under this Commitment Letter or the Fee Letters, (vii) in connection with any accounting or auditing procedures on a need-to-know basis and such recipients are informed of the confidential nature of such information and are or have been advised of their obligations to keep information of this type confidential, (viii) solely with respect to disclosures of the Term Sheets and the existence of the Commitment Letter, to any potential Lenders or counterparties to hedge agreements and (ix) of the aggregate fee amounts contained in the Fee Letters as part of projections, pro forma information or as part of a generic disclosure of aggregate sources and uses related to fee amounts applicable to the Transactions to the extent customary or required in offering and marketing materials for the Facilities or in any public release or filing relating to the Transaction. The confidentiality provisions of this paragraph (a) with respect to the Borrower (other than with respect to the Fee Letters) shall automatically terminate on the date that is two years from the date of this Commitment Letter.

(b)            We agree to use all non-public information provided to us by or on behalf of the Borrower hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and to treat all such information confidentially; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (i) to any Lenders or participants or prospective Lenders or participants (other than Disqualified Lenders), (ii) as otherwise required by applicable law, rule or regulation or compulsory legal process or pursuant to a subpoena (in which case, we agree, to the extent permitted by law, to inform you promptly in advance thereof), (iii) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent practicably and lawfully permitted to do so), (iv) to the employees, legal counsel, independent auditors, professionals, advisors, service providers and other experts or agents of such Commitment Party or its affiliates who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (v) to any of its respective affiliates solely in connection with the Transactions, (vi) to the extent necessary to enforce any right under this Commitment Letter or the Fee Letters, (vii) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party or its affiliates in breach of this Commitment Letter, (viii) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, (ix) to the extent that such information is independently developed by such Commitment Party, (x) to ratings agencies in connection with the Transactions and (xi) for purposes of establishing a “due diligence” defense; provided further that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information. The Commitment Parties shall be permitted to use information related to the syndication and arrangement of the Facilities (including your name and company logo) in connection with obtaining a CUSIP number, marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to confidentiality obligations or disclosure restrictions reasonably requested by you. The provisions of this paragraph (b) with respect to the Commitment Parties shall automatically terminate on the earlier of (i) two years following the date of this Commitment Letter and (ii) to the extent superseded by the confidentiality provision in the Loan Documentation, upon the effectiveness thereof.

(c)            The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of them is required to obtain, verify and record information that identifies you and the Guarantors, which information includes the name, address, tax identification number and other information of such entities that will allow the Commitment Parties and the other Lenders to identify you and the Guarantors in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for each of us and the Lenders.

(d)            For the avoidance of doubt, nothing herein in this Section 8 prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.

9.	Other Services.

(a)            Nothing contained herein shall limit or preclude the Commitment Parties or any of their affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor in, any party whatsoever, including, without limitation, any competitor, supplier or customer of you, the Acquired Company, the Seller, or any of your or their respective affiliates, or any other party that may have interests different than or adverse to such parties.

(b)            You acknowledge that the Lead Arranger and its affiliates (the term “Lead Arranger” as used in this section being understood to include such affiliates) (i) may be providing debt financing, equity capital or other services (including financial advisory services) to other entities and persons with which you, the Acquired Company, the Seller or your or their respective affiliates may have conflicting interests regarding the Transactions and otherwise, (ii) may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other entities or persons, and (iii) have no obligation in connection with the Transactions to use, or to furnish to you, the Acquired Company, the Seller or your or their respective affiliates or subsidiaries, confidential information obtained from other entities or persons. In particular, you acknowledge that the Lead Arranger may possess information about the Acquired Company, the Acquisition and other potential purchasers and their respective strategies and bids, but the Lead Arranger have no obligation to furnish to you such information.

(c)            In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Facilities and any related arranging or other services contemplated in this Commitment Letter constitute an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, each of the Commitment Parties is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you, the Acquired Company, the Seller or any of your or their respective management, affiliates, equity holders, directors, officers, employees, creditors or any other party, (iii) no Commitment Party or any affiliate thereof has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether any Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates on other matters) [REDACTED] and no Commitment Party has any obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in the Commitment Documents, (iv) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and no Commitment Party shall have any obligation to disclose any of such interests, and (v) no Commitment Party has provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against any Commitment Party or any of their respective affiliates with respect to any breach or alleged breach of agency, fiduciary duty or conflict of interest.

(d)            You further acknowledge that each Commitment Party and its affiliates is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party may provide investment banking and other financial services to, and/or each Commitment Party may acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Acquired Company, the Seller and your or the Acquired Company’s or the Seller’s subsidiaries and other companies with which you, the Acquired Company, the Seller or your or their respective subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Commitment Parties, their respective affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(e)            [REDACTED].

10.	Acceptance/Expiration of Commitments.

(a)            This Commitment Letter and the Commitment of Bank of America and the undertakings of BofA Securities set forth herein shall automatically terminate at 11:59 p.m. (Eastern Time) on the date hereof (the “Acceptance Deadline”), without further action or notice unless signed counterparts of this Commitment Letter and the Fee Letters shall have been delivered to counsel to the Lead Arranger by such time.

(b)            In the event this Commitment Letter is accepted by you as provided above, the Commitment and agreements of Bank of America and the undertakings of BofA Securities set forth herein will automatically terminate without further action or notice upon the earliest to occur of (i) consummation of the Acquisition (with or without the use of the Facilities), (ii) termination of the Acquisition Agreement in accordance with its terms (as in effect on the date hereof) and (iii) five business days after the “Outside Date” (as defined in the Acquisition Agreement as in effect on the date hereof, giving full effect to the provisos in such definition). In addition, the commitments of the Initial Lender with respect to the Facilities are subject to the termination and reduction provisions set forth in Section 1 of this Commitment Letter.

11.            Survival. The sections of this Commitment Letter and the Fee Letters relating to Indemnification, Expenses, Confidentiality, Information, Other Services, Survival and Governing Law shall survive any termination or expiration of this Commitment Letter, the Commitment of Bank of America or the undertakings of BofA Securities set forth herein (regardless of whether definitive Loan Documentation is executed and delivered), and the section relating to Syndication shall survive until the Syndication Date, at which time such obligations shall terminate and be of no further force and effect; provided that your obligations under this Commitment Letter (other than your obligations with respect to the sections of this Commitment Letter relating to Syndication, Information, Confidentiality, Other Services, Survival and Governing Law) shall automatically terminate and be superseded by the provisions of the Loan Documentation upon the initial funding thereunder, to the extent covered thereby, and you shall be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and the Initial Lender’s commitments with respect to the Facilities hereunder in full (but not in part) at any time subject to the provisions of the preceding sentence.

12.            Governing Law. THIS COMMITMENT LETTER AND THE FEE LETTERS, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED THERETO (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT (X) THE INTERPRETATION OF THE DEFINITION OF ACQUISITION AGREEMENT MATERIAL ADVERSE EFFECT (AS DEFINED IN THE CONDITIONS ANNEX) AND THE DETERMINATION OF WHETHER AN ACQUISITION AGREEMENT MATERIAL ADVERSE EFFECT (AS DEFINED IN THE CONDITIONS ANNEX) HAS OCCURRED, (Y) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATIONS, WHETHER ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATIONS HAVE BEEN BREACHED AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU (OR YOUR AFFILIATE) HAVE THE RIGHT (TAKING INTO ACCOUNT ANY APPLICABLE CURE PROVISIONS) TO TERMINATE YOUR OBLIGATIONS UNDER THE ACQUISITION AGREEMENT OR DECLINE TO CONSUMMATE THE ACQUISITION AND (Z) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT SHALL, IN EACH CASE, BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE AS APPLIED TO THE ACQUISITION AGREEMENT, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTERS. With respect to any suit, action or proceeding arising in respect of this Commitment Letter or the Fee Letters or any of the matters contemplated hereby or thereby, the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court located in the Borough of Manhattan, and irrevocably and unconditionally waive any objection to the laying of venue of such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or each of the Commitment Parties will be effective service of process against such party for any action or proceeding relating to any such dispute. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or each of the Commitment Parties.

13.            Miscellaneous. This Commitment Letter and the Fee Letters embody the entire agreement among the Commitment Parties and you and your affiliates with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof. No person has been authorized by any of the Commitment Parties to make any oral or written statements inconsistent with this Commitment Letter or the Fee Letters. This Commitment Letter and the Fee Letters shall not be assignable by (x) you without the prior written consent of the Commitment Parties or (y) the Commitment Parties (except as provided in Section 4(b)) without your prior written consent, and any purported assignment without such consent shall be void. Any and all services to be provided by the Commitment Parties hereunder may be performed by or through any of their respective affiliates or branches and the provisions of Section 6 shall apply with equal force and effect to any such entities so performing any such duties or activities, but no Commitment Party shall be relieved of its obligations under this Commitment Letter. This Commitment Letter and the Fee Letters are not intended to benefit or create any rights in favor of any person other than the parties hereto, the Lenders and, with respect to indemnification, each Indemnified Party. This Commitment Letter and the Fee Letters may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter and the Fee Letters by facsimile transmission or electronic mail shall be effective as delivery of a manually executed counterpart hereof; provided that, upon the request of any party hereto, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in this Commitment Letter and the Fee Letters or any other document to be signed in connection with this Commitment Letter shall be deemed to include electronic signatures, electronic records or the electronic matching of assignment terms and contract formations on electronic platforms approved by the Commitment Parties or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Commitment Letter and the Fee Letters may only be amended, modified or superseded by an agreement in writing signed by each of you and the Commitment Parties.

Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letters, if accepted by you as provided above, is a binding and enforceable agreement with respect to the subject matter contained herein and therein, including an agreement to negotiate in good faith the Loan Documentation by the parties hereto in a manner consistent with this Commitment Letter; provided that nothing contained in the Commitment Letter or Fee Letters obligates you or any of your affiliates to consummate the Transactions or to draw upon all or any portion of the Facilities.

[SIGNATURE PAGES FOLLOW]

If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to the Lead Arranger, together with executed counterparts of the Fee Letters, by no later than the Acceptance Deadline.

Sincerely,

BANK OF AMERICA, N.A.

By:	/s/ Scott Tolchin
	Name:	Scott Tolchin
	Title:	Managing Director

BOFA SECURITIES, INC.

By:	/s/ Scott Tolchin
	Name:	Scott Tolchin
	Title:	Managing Director

[Project Zephyr Commitment Letter Signature Page]

Agreed to and accepted as of the date first above written:

SANMINA CORPORATION

By:	/s/ Jon Faust
	Name:	Jon Faust
	Title:	Executive Vice President and Chief Financial Officer

[Project Zephyr Commitment Letter Signature Page]

SCHEDULE I

Commitments

Commitment Party	Backstop Revolving Commitment %	Backstop Term Loan Commitment %	Senior Secured Bridge Commitment %
Bank of America	100%	100%	100%

Annex A

TRANSACTION DESCRIPTION

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Transaction Description is attached.

The Borrower directly, or indirectly through a wholly owned subsidiary, intends to acquire all the equity interests of a business previously identified to us and code-named “Zephyr” (“Zephyr”).

In connection with the foregoing, it is intended that:

Pursuant to that certain Equity Purchase Agreement, dated as of the date hereof, made by and among the Borrower, AMD Design, LLC, a Delaware limited liability company (the “Seller”), and Zephyr (including all schedules and exhibits thereto, the “Acquisition Agreement”), the Borrower directly, or indirectly through a wholly owned subsidiary, will acquire 100% of the outstanding equity interests of Zephyr or of a successor to Zephyr that will acquire substantially all of the assets and operations of Zephyr, pursuant to the Acquisition Agreement (Zephyr or such successor, in each case excluding certain specified assets of Zephyr that the Seller, Borrower and Lead Arranger have all agreed will remain owned by the Seller (the “Non-Acquired Assets”), as the context requires, the “Acquired Company”). Such transaction is referred to herein as the “Acquisition”. For all purposes hereof, the date of the closing of the Acquisition is referred to as the “Closing Date.”

(a)	In connection with the Acquisition:

(i)	on or before the Closing Date, the Borrower shall seek from the “Required Lenders” (under, and as defined in the Existing Borrower Credit Agreement, as defined below) the amendment (which may be in the form of an amendment or amendment and restatement) described on Annex E (the “Required Amendment” and, the Required Amendment together with any other amendments to be mutually agreed, the “Amendment”) to the Fifth Amended and Restated Credit Agreement, dated as of September 27, 2022, by and among Sanmina Corporation, as the borrower, the several banks and other financial institutions or entities from time to time parties thereto, and Bank of America, N.A., as administrative agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Borrower Credit Agreement” and as amended by the Required Amendment and any other amendments to be mutually agreed, the “Amended Credit Agreement”). On the date on which the Required Amendment becomes effective, each of the Backstop Facilities and the amount of the Initial Lender’s commitments in respect of each Backstop Facility shall be automatically and immediately reduced to zero and terminated in full, without the funding of loans thereunder (and neither of the Backstop Facilities shall be entered into);

(ii)	if the Required Amendment does not become effective on or prior to the Closing Date, the Borrower will obtain (i) $800 million in aggregate principal amount of revolving commitments under a new senior secured revolving credit facility (the “Backstop Revolving Facility”) and (ii) term commitments under a new senior secured term loan A credit facility (the “Backstop Term Loan Facility” and, together with the Backstop Revolving Facility, the “Backstop Facilities” and each a “Backstop Facility”) in an aggregate principal amount equal to (A) $306.25 million minus (B) the amount of amortization payments made by the Borrower under the Existing Borrower Credit after the date hereof and on or prior to the Closing Date, in the case of each of the Backstop Facilities, on the terms set forth in the Backstop Term Sheet; and

Annex A-1

(iii)	the Borrower (i) will seek to incur or issue a combination of (A) a senior secured term loan facility (the “Term Loan Facility”) and/or (B) senior secured notes and/or unsecured notes (the “Senior Notes” and, together with the Term Loan Facility, the “Permanent Financing”) pursuant to one or more Rule 144A/Regulation S offerings or other private placement transactions generating aggregate proceeds of not less $2,500 million and/or (ii) if all or any portion of the Permanent Financing is not issued, or the proceeds thereof not made available to the Borrower, in each case on or prior to the Closing Date, the Borrower will obtain the senior secured bridge loan facility (the “Senior Secured Bridge Facility”) on the terms set forth in the Bridge Term Sheet.

(b)            In addition, (i) in the event that the Required Amendment is not obtained prior to the Closing Date, the Existing Borrower Credit Agreement will be refinanced in full by the Facilities, terminated or discharged and satisfied and all liens (if any) securing any such indebtedness will be released at the closing of the Acquisition (the “Borrower Refinancing”) and (ii) the Third Amended and Restated Credit Agreement, dated as of March 31, 2021 by and among Zephyr, Veritas Services & Engineering, Inc., the Lenders (as defined therein) from time to time party thereto, and Wells Fargo Capital Finance, LLC, as administrative agent and collateral agent, and the Issuing Banks (as defined therein) (the “Existing Target Credit Agreement”), will be refinanced in full by the Facilities, terminated or discharged and satisfied and all liens (if any) securing any such indebtedness will be released at the closing of the Acquisition (the “Target Refinancing” and together with the Borrower Refinancing, the “Refinancing”).

(c)	Fees, commissions and expenses in connection with the foregoing will be paid.

The transactions described above are collectively referred to herein as the “Transactions”. Except as the context otherwise requires, references to the “Borrower and its subsidiaries” will include the Acquired Company and its subsidiaries after giving effect to the Transactions.

Annex A-2

ANNEX B

$800,000,000 BACKSTOP REVOLVING FACILITY

$306,250,000 BACKSTOP TERM LOAN FACILITY
SUMMARY OF TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Summary of Terms and Conditions is attached or, as applicable, Annex A or the Conditions Annex to the Commitment Letter.

PARTIES

Borrower:	Sanmina Corporation, a Delaware corporation (the “Borrower”).

Administrative Agent:	Bank of America will act as sole and exclusive administrative agent and collateral agent (in such capacity, the “Administrative Agent”) for a syndicate of banks, financial institutions and institutional lenders reasonably acceptable to the Borrower (excluding any Disqualified Lenders) (together with the Initial Lender, the “Lenders”), and will perform the duties customarily associated with such role.

Bookrunner and Lead Arranger:	BofA Securities will act as sole lead arranger (in such capacity, the “Lead Arranger”) for the Backstop Facilities and as sole bookrunner for the Backstop Facilities, and will perform the duties customarily associated with such roles.

BACKSTOP FACILITIES

Type and Amount:

A senior secured revolving credit facility (the “Backstop Revolving Facility”; the commitments thereunder, the “Backstop Revolving Commitments”; the Lenders in respect thereof, the “Backstop Revolving Facility Lenders”) in an aggregate principal amount of $800,000,000. The loans under the Backstop Revolving Facility are referred to as the “Revolving Loans.”

A senior secured term loan A facility (the “Backstop Term Loan Facility”, together with the Backstop Revolving Facility, the “Backstop Facilities” and each a “Backstop Facility”; the commitments under the Backstop Term Loan Facility, the “Backstop Term Loan Commitments”, together with the Backstop Revolving Commitments, the “Backstop Commitments”; the Lenders in respect of the Backstop Term Loan Facility, the “Backstop Term Loan Facility Lenders”, together with the Backstop Revolving Facility Lenders, the “Backstop Lenders”) in an aggregate principal amount equal to (A) $306,250,000 minus (B) the amount of amortization payments made by the Borrower under the Existing Borrower Credit Agreement after the date hereof and on or prior to the Closing Date. The loans under the Backstop Term Loan Facility are referred to herein as the “Term Loans” (together with the Revolving Loans, the “Loans”).

Annex B-1

Availability:

The Backstop Revolving Facility shall be available, subject to customary notice periods to be agreed, to the Borrower for borrowings in U.S. Dollars and such other currencies as may be approved by the Administrative Agent and the Backstop Revolving Facility Lenders on a revolving basis during the period commencing on the Closing Date and ending on September 27, 2027 (the “Termination Date”).

Loans under the Backstop Revolving Facility will be available at any time prior to the final maturity of the Backstop Revolving Facility, in minimum principal amounts consistent with the Documentation Principles (as defined below). Amounts repaid under the Backstop Revolving Facility may be reborrowed.

The Backstop Term Loan Facility will be available to the Borrower in U.S. Dollars in a single draw on the Closing Date. Amounts borrowed under the Backstop Term Loan Facility that are repaid or prepaid may not be re- borrowed.

Maturity:	Each of the Backstop Facilities will mature on the Termination Date. The Backstop Loan Documentation shall provide the right for the Borrower to extend commitments and/or loans outstanding with respect to the Backstop Facilities on terms substantially consistent with the Existing Borrower Credit Agreement.

Amortization:	Backstop Revolving Facility: None. Backstop Term Loan Facility: The Backstop Term Loan Facility shall be repayable in equal quarterly installments in an annual amount equal to 5.00% on terms substantially consistent with the Existing Borrower Credit Agreement.

Letters of Credit:	Subject to customary defaulting lender provisions, letters of credit under the Backstop Revolving Facility in an aggregate amount of $100 million will be issued by the Backstop Revolving Facility Lenders (each, an “Issuing Bank”) on terms substantially consistent with the Existing Borrower Credit Agreement.

Swingline Loans:	Subject to customary defaulting lender provisions, in connection with the Backstop Revolving Facility, the Administrative Agent (or an affiliate thereof) and/or other Backstop Revolving Facility Lenders that are reasonably acceptable to the Borrower and the Administrative Agent that agree in writing with the Borrower and the Administrative Agent to provide Swingline Loans on same day notice (each in such capacity, a “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings up to an aggregate principal amount of $75 million on terms substantially consistent with the Existing Borrower Credit Agreement.

Annex B-2

Use of Proceeds:	The proceeds of the Revolving Loans may be used (a) on the Closing Date (x)(i) to fund any original issue discount or upfront fees imposed in connection with the “market flex” provisions in the Arranger Fee Letter, (ii) (A) for working capital adjustments to the purchase price of the Acquired Company and (B) for other purchase price adjustments or equivalent adjustments, (iii) to fund the Acquisition and the Refinancing and to pay fees, costs and expenses related to the Transactions and (iv) to fund working capital needs, provided that amounts in respect of clauses (ii)(B), (iii) and (iv) shall not exceed a cap to be mutually agreed between the Borrower and the Lead Arranger, and (y) to replace, backstop or cash collateralize existing letters of credit of the Borrower and the Acquired Company, as needed (including by “grandfathering” such existing letters of credit in the Backstop Revolving Facility to the extent possible); and (b) after the Closing Date, for general corporate purposes and for any other purpose not prohibited by the Backstop Loan Documentation. The proceeds of the Term Loans will be used on the Closing Date, together with any amount drawn under the Backstop Revolving Facility (to the extent permitted hereunder), to fund the Refinancing of the existing term loan facility under the Existing Borrower Credit Agreement and to pay fees, costs and expenses related thereto (including accrued and unpaid interest and applicable premiums).

Incremental Facilities:	The Backstop Loan Documentation will permit the Borrower to increase commitments under the Backstop Revolving Facility (any such increase, an “Incremental Increase”) in an amount not to exceed $200 million on terms substantially consistent with the Existing Borrower Credit Agreement.

Refinancing Facilities:	The Backstop Loan Documentation will permit the Borrower to refinance loans and commitments under the Backstop Facilities on terms substantially consistent with the Existing Borrower Credit Agreement.

CERTAIN PAYMENT AND OTHER PROVISIONS

Default Rate:	Any principal payable under or in respect of the Backstop Facilities not paid when due shall bear interest at the applicable interest rate plus 2.00% per annum. Other overdue amounts (including overdue interest) shall bear interest at the interest rate applicable to ABR loans plus 2.00% per annum.

Guarantees:	All present and future obligations and liabilities of the Borrower under (i) the Backstop Facilities, (ii) any interest rate protection, currency exchange or other hedging arrangements entered into with the Administrative Agent, a Lender or any affiliate of the Administrative Agent or a Lender and (iii) any cash management arrangements entered into with the Administrative Agent, a Lender or any affiliate of the Administrative Agent or a Lender, in the case of clauses (ii) and (iii), at the time of the entering into of such arrangements (collectively, the “Borrower Obligations”) will be unconditionally guaranteed jointly and severally (the “Guarantees”) by each of the Borrower’s direct or indirect existing or subsequently organized or acquired subsidiaries required to provide a guarantee under the Existing Borrower Credit Agreement (collectively, the “Guarantors”; the Guarantors, together with the Borrower, the “Loan Parties”).

Annex B-3

Security:	Subject in all respects to the Limited Conditionality Provision, the Borrower Obligations and the obligations of each Guarantor under the Guarantees will be secured by, subject to certain permitted liens, a first priority perfected security interest in substantially all of the present and after-acquired assets of the Borrower and each Guarantor (collectively, the “Collateral”) required to secure the Existing Borrower Credit Agreement; provided that, the Backstop Loan Documentation shall provide that the Collateral will not be released from securing the Backstop Loan Documentation due to the occurrence of a Collateral Release Event (as defined in the Existing Borrower Credit Agreement) so long as any Permanent Financing that is secured or the Senior Secured Bridge Facility remains outstanding.

Prepayments:	Consistent with the Existing Borrower Credit Agreement, the loans under the Backstop Revolving Facility shall be prepaid and letters of credit cash collateralized to the extent such extensions of credit exceed the amount of the commitments under the Backstop Revolving Facility. The Backstop Loan Documentation will also otherwise contain prepayment provisions substantially consistent with the Existing Borrower Credit Agreement.

Backstop Loan Documentation:	The definitive documentation for the Backstop Facilities (the “Backstop Loan Documentation”) shall initially be prepared by counsel to the Commitment Parties and shall be consistent with this Backstop Term Sheet and shall contain only those amortization payments, conditions to borrowing, mandatory prepayments, representations, warranties, financial, affirmative and negative covenants and events of default expressly set forth in this Backstop Term Sheet (subject only to the exercise of any “market flex” expressly provided in the Arranger Fee Letter) applicable to the Borrower, the Guarantors and the subsidiaries of the Borrower or the Guarantors and shall: (i) be substantially consistent with the Existing Borrower Credit Agreement as amended to reflect the Required Amendment, (ii) be negotiated in good faith to finalize the Backstop Loan Documentation giving effect to the Limited Conditionality Provision, (iii) include customary modifications reflecting changes in law and the administrative, operational and agency requirements (including provisions related to outbound investments) of the Administrative Agent and (iv) unless otherwise described herein, include standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the foregoing (collectively, the “Documentation Principles”).

Representations and Warranties:	The Backstop Loan Documentation will contain representations and warranties substantially consistent with the Existing Borrower Credit Agreement.

Conditions Precedent to Initial Borrowing:	The availability of the Backstop Facilities on the Closing Date will be subject solely to those conditions precedent set forth in Section 3 of the Commitment Letter and in the Conditions Annex, subject to the Limited Conditionality Provision.

Annex B-4

On-Going Backstop Revolving Facility Conditions Precedent:	The making of each Loan or the issuance of a letter of credit after the Closing Date under the Backstop Revolving Facility shall be conditioned solely upon (a) the accuracy in all material respects of all representations and warranties in the Backstop Loan Documentation; provided that any representation and warranty that is qualified as to materiality shall be true and correct in all respects (after giving effect to such qualification therein), (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit, and (c) delivery of a customary borrowing notice.

Affirmative Covenants:	The Backstop Loan Documentation will contain affirmative covenants substantially consistent with the Existing Borrower Credit Agreement.

Negative Covenants:

The Backstop Loan Documentation will contain negative covenants substantially consistent with the Existing Borrower Credit Agreement.

For the avoidance of doubt, any investment, acquisition, indebtedness, distribution or other step or transaction that is contemplated, or required to be implemented by the Acquisition Agreement shall not be prohibited by the Backstop Loan Documentation except as expressly provided herein. The Backstop Loan Documentation may also provide for other exceptions in regard to the Transactions on terms and conditions to be mutually agreed.

Financial Covenants:

The Backstop Loan Documentation will have a maximum Consolidated Leverage Ratio (to be defined in a manner substantially consistent with the Existing Borrower Credit Agreement) which will be set to 4.00:1.00 (the “Leverage Covenant”) and a minimum Cash Interest Coverage Ratio (to be defined in a manner substantially consistent with the Existing Borrower Credit Agreement) which will be set to 3.00:1.00 (the “Interest Coverage Covenant” and, together with the Leverage Covenant, the “Financial Covenants”).

The Financial Covenants shall be tested on the last day of each fiscal quarter of the Borrower (commencing with the first fiscal quarter ending after the Closing Date).

For purposes of the Backstop Loan Documentation, “Consolidated EBITDA” will be defined in a manner substantially consistent with the Existing Borrower Credit Agreement.

Unrestricted Subsidiaries:	The Backstop Loan Documentation will provide that all subsidiaries of the Borrower shall be restricted subsidiaries and there shall not be ability to designate unrestricted subsidiaries (same as the Existing Borrower Credit Agreement).

Events of Default:	The Backstop Loan Documentation will contain events of default substantially consistent with the Existing Borrower Credit Agreement.

Voting:	The Backstop Loan Documentation will contain amendment and waiver provisions substantially consistent with the Existing Borrower Credit Agreement.

Annex B-5

Cost and Yield Protection:

The Backstop Loan Documentation shall contain customary provisions, (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law (subject to customary carveouts and it being understood that the Dodd Frank Wall Street Reform and Consumer Protection Act and Basel III and all regulations, interpretations and directives thereunder shall be deemed to be a change in law); provided that requests for such additional payments shall be limited to circumstances in which the applicable Lender is imposing such charges on other similarly situated borrowers under comparable syndicated credit facilities, (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of SOFR borrowings on a day prior to the last day of an interest period with respect thereto and (c) otherwise consistent with the Documentation Principles.

The Backstop Loan Documentation shall contain customary tax gross-up provisions.

Assignments and Participations:	The Lenders will be permitted to assign (other than to any Disqualified Lender (provided that the list of Disqualified Lenders (other than any “clearly identifiable affiliate” (on the basis of such affiliate’s name) included in the definition of “Disqualified Lenders”) is permitted to be made available to any Lender who specifically requests a copy thereof) or any natural person) loans and commitments under the Backstop Facilities on terms and conditions substantially consistent with the Existing Borrower Credit Agreement.

Expenses and Indemnification:

The Borrower shall pay (a) if the Closing Date does not occur, reasonable and documented expenses of the Lead Arranger and the Commitment Parties; provided that [REDACTED], (b) if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Lead Arranger and the Commitment Parties associated with the syndication of the Backstop Facilities and the preparation, execution, delivery and administration of the Backstop Loan Documentation and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Administrative Agent, the Lead Arranger and the Commitment Parties and, if necessary, specialty counsel and one local counsel in any relevant jurisdiction; provided that [REDACTED] and (c) after the Closing Date, all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lenders (promptly and in any event within 30 days following a written demand therefor, together with reasonable backup documentation supporting such reimbursement request) (but limited, in the case of legal fees and expenses, to the reasonable and documented out of pocket fees, disbursements and other charges of one counsel to the Administrative Agent and the Lenders taken as a whole, and, if necessary, specialty counsel and one local counsel to the Administrative Agent and the Lenders taken as a whole in any relevant jurisdiction and solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Lenders similarly situated taken as a whole) in connection with the enforcement of the Backstop Loan Documentation or protection of rights thereunder.

Annex B-6

The Administrative Agent and the Lenders (and their affiliates and controlling persons and their respective officers, directors, employees, partners, trustees, advisors, shareholders, agents and other representatives and their successors and permitted assigns) (each, an “indemnified person”) will be indemnified for and held harmless by the Borrower and the Guarantors against, any losses, claims, damages, liabilities or expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one outside counsel to all indemnified persons taken as a whole and, if reasonably necessary, specialty counsel and one local counsel for all indemnified persons taken as a whole in each relevant jurisdiction, and solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected indemnified persons similarly situated taken as a whole) and other reasonable and documented out-of-pocket expenses arising out of, resulting from or in connection with the Transactions, the Backstop Facilities or the use or the proposed use of proceeds thereof or any actual or threatened claim, dispute, litigation, investigation or proceeding relating thereto (regardless of whether such indemnified person is a party thereto and whether or not such proceedings are brought by the Borrower or the Borrower’s equity holders, affiliates, creditors or any other third party), except to the extent they arise from the gross negligence, bad faith or willful misconduct of, or a material breach of the Backstop Loan Documentation by, the relevant indemnified person or any of its Related Indemnified Persons, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction or from any dispute solely among the indemnified persons other than any claims against an indemnified person in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under either Backstop Facility and not arising out of any act or omission of the Borrower or any affiliate of the Borrower; provided that neither (x) the Borrower or any of its affiliates nor (y) any indemnified person shall be liable for any indirect, special, punitive or consequential damages (in the case of clause (x), other than in respect of any such damages required to be indemnified hereunder). Each indemnified person shall promptly notify the Borrower, to the extent legally permitted, upon receipt of written notice of any claim or threat to institute a claim; provided that any failure by any indemnified person to give such notice shall not relieve the Borrower from the obligation to indemnify such indemnified person.

Governing Law and Forum:	New York. Notwithstanding the foregoing it is understood and agreed that determinations as to (x) whether an Acquisition Agreement Material Adverse Effect (as defined in the Conditions Annex) has occurred, (y) whether any Specified Acquisition Agreement Representations have been breached and (z) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement will, in each case, be governed by, and enforced and construed in accordance with, the laws of the state of Delaware including its statutes of limitations, without regard to the conflict of laws rules of such state that would result in the applications of the laws of another jurisdiction.

Annex B-7

Counsel to the Commitment Parties and the Lead Arranger:	Cahill Gordon & Reindel LLP.

Interest Rates:	The interest rates under the Backstop Facilities will be initially, Term SOFR plus 1.75% or, at the option of the Borrower, ABR plus 0.75%.

From and after a publicly announced change in the Debt Rating (to be defined in a manner substantially consistent with the Existing Borrower Credit Agreement) of the Borrower and its subsidiaries, the applicable margins with respect to the Backstop Loans shall be determined by reference to the following Debt Ratings-based grid:

Debt Rating	Applicable Margin for Term SOFR Loans	Applicable Margin for ABR Loans
Baa3 / BBB- or higher	1.625%	0.625%
Ba1 / BB+	1.750%	0.750%
Ba2 / BB or lower or unrated	1.875%	0.875%

The Borrower may elect interest periods of 1, 3 or 6 months (or, if requested by the Borrower and agreed to by all relevant Lenders and the Administrative Agent, 12 months or a shorter period) for Term SOFR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR borrowings based on the “prime rate”) and interest shall be payable (i) in the case of loans bearing interest based upon Term SOFR, at the end of each interest period and, in any event, at least every three (3) months and (ii) in the case of ABR loans, quarterly in arrears.

“ABR” or “Alternate Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

Annex B-8

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding business day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero.

“SOFR Adjustment” means 0.10% (10 basis points) for an Interest Period of one-month’s duration, 0.15% (15 basis points) for an Interest Period of three- months’ duration, 0.25% (25 basis points) for an Interest Period of six- months’ duration.

“Term SOFR” means:

(a) for any Interest Period with respect to a Term SOFR loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b) for any interest calculation with respect to a Base Rate loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed to be zero.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Annex B-9

Unused Commitment Fee:	The Borrower shall pay to the Backstop Revolving Facility Lenders an unused commitment fee calculated at a rate per annum equal to 0.250% on the average daily unused portion of the commitments of the non-Defaulting Lenders under the Backstop Revolving Facility, payable quarterly in arrears. From and after a publicly announced change in the Debt Rating (to be defined in a manner substantially consistent with the Existing Borrower Credit Agreement) of the Borrower and its subsidiaries, the unused commitment fee under the Backstop Revolving Facility shall be determined by reference to the following Debt Ratings-based grid:

Debt Rating	Commitment Fee
Baa3 / BBB- or higher	0.20%
Ba1 / BB+	0.25%
Ba2 / BB or lower or unrated	0.30%

Annex B-10

Letter of Credit Fees:

A per annum fee equal to the spread over Term SOFR then in effect under the Backstop Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Backstop Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Backstop Revolving Facility, in each case, for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Backstop Revolving Facility Lenders participating in the Backstop Revolving Facility pro rata in accordance with the amount of each such Backstop Revolving Facility Lender’s Revolving Commitment. In addition, a fronting fee in a percentage amount to be agreed (but in any event not to exceed 0.125%) between the Borrower and the applicable Issuing Bank of the face amount of each letter of credit shall be payable quarterly in arrears and upon termination of the Backstop Revolving Facility to the relevant Issuing Bank for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges will be payable to the Issuing Bank for its own account.

Annex B-11

ANNEX C

$2,500,000,000 SENIOR SECURED BRIDGE FACILITY
SUMMARY OF TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Summary of Terms and Conditions is attached or, as applicable, Annex A or the Conditions Annex to the Commitment Letter.

Borrower:	Sanmina Corporation, a Delaware corporation (the “Borrower”).

Administrative Agent:	Bank of America will act as sole and exclusive administrative agent and collateral agent (in such capacity, the “Administrative Agent”) for a syndicate of banks, financial institutions and institutional lenders reasonably acceptable to the Borrower (excluding any Disqualified Lenders) (together with the Initial Lender, the “Lenders”), and will perform the duties customarily associated with such role.

Bookrunner and Lead Arranger:	BofA Securities will act as sole lead arranger (in such capacity, the “Lead Arranger”) for the Senior Secured Bridge Facility and as sole bookrunner for the Senior Secured Bridge Facility, and will perform the duties customarily associated with such roles.

Senior Secured Bridge Facility:	The senior secured 364-day bridge loan facility will consist of an aggregate principal amount of $2,500 million of senior secured bridge loans and will be made available to the Borrower in US dollars (the “Senior Secured Bridge Loans”); provided that (without duplication with respect to reductions pursuant to clauses (i) through (iii) below) (i) such amount may be reduced pursuant to the “Mandatory Prepayments” section below, (ii) the net cash proceeds received by the Borrower and/or one or more of its subsidiaries on or prior to the Closing Date from any Permanent Financing, in each case, incurred or issued on or prior to the Closing Date shall reduce the Senior Secured Bridge Loans on a dollar for dollar basis, and (iii) the aggregate principal amount of binding commitments under any Permanent Financing (including any Term Loan Facility) that are received by the Borrower and/or one or more of its subsidiaries on or prior to the Closing Date, in each case with conditions to funding on the Closing Date consistent with the applicable conditions set forth in the Conditions Exhibit, shall reduce the Senior Secured Bridge Loans on a dollar for dollar basis (the “Senior Secured Bridge Facility”).

Availability:	The amount to be drawn under the Senior Secured Bridge Facility must be drawn in a single drawing on the Closing Date in U.S. Dollars. Amounts borrowed under the Senior Secured Bridge Facility that are repaid or prepaid may not be reborrowed. The Senior Secured Bridge Loans will be funded at par.

Default Rate:	Any principal payable under or in respect of the Senior Secured Bridge Facility not paid when due shall bear interest at the applicable interest rate plus 2.00% per annum. Other overdue amounts (including overdue interest) shall bear interest at the interest rate applicable to ABR loans plus 2.00% per annum.

Annex C-1

Final Maturity:	The Senior Secured Bridge Facility will mature and be payable in full on the date that is 364 days after the Closing Date (the “Senior Secured Bridge Loans Maturity Date”). The Senior Secured Bridge Facility will not be subject to interim amortization.

Guarantees:	All obligations of the Borrower under the Senior Secured Bridge Facility (the “Bridge Obligations”) will be unconditionally guaranteed by each Guarantor (as defined in Annex B) of the Backstop Facilities (or to the extent the Amendment is effective on or prior to the Closing Date, each guarantor of the obligations under the Amended Credit Agreement) (such guarantees, the “Senior Secured Bridge Guarantees”). The Senior Secured Bridge Guarantees will rank pari passu in right of payment with the guarantees of the Backstop Facilities.

Security:	All Bridge Obligations will be secured by perfected first-priority security interests in the Collateral securing the Backstop Facilities (or to the extent the Amendment is effective on or prior to the Closing Date, the collateral securing the obligations under the Amended Credit Agreement) (such security, the “Senior Secured Bridge Liens”).

Intercreditor Agreement:	The Senior Secured Bridge Loans will rank pari passu in lien priority to the security interests of the Backstop Facilities (or to the extent the Amendment is effective on or prior to the Closing Date, the security interests relating to the Amended Credit Agreement) and such security interests and related creditor rights between the Senior Secured Bridge Lenders, on the one hand, and the Backstop Lenders (or to the extent the Amendment is effective on or prior to the Closing Date, the lenders under the Amended Credit Agreement), on the other hand, will be set forth in a customary first lien intercreditor agreement on terms to be mutually agreed.

Mandatory Prepayments:

Prior to the Senior Secured Bridge Loans Maturity Date and consistent with the Senior Secured Bridge Documentation Principles (as defined below), the Borrower will be required to prepay the Senior Secured Bridge Loans at 100% of the outstanding principal amount thereof plus accrued and unpaid interest with:

(i)       100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its subsidiaries (with exceptions for sales of inventory, ordinary course dispositions, dispositions of obsolete or worn-out property and property no longer useful in the business, intercompany transactions among the Borrower and any of its subsidiaries, amounts required to be applied to any secured indebtedness of the Borrower and other exceptions to be set forth in the Bridge Loan Documentation and subject to reinvestment rights and other exceptions to be mutually agreed);

(ii)       100% of the net cash proceeds received from any Term Loan Facility incurred after the Closing Date, or from the sale of the Senior Notes or any other third-party debt financing after the Closing Date (other than ordinary course purchase money indebtedness, capital leases, letter of credit facilities, working capital or liquidity facilities, draft protection, hedging and cash management obligations, trade or customer financing in the ordinary course, or the borrowings under the Backstop Revolving Facility after the Closing Date or the borrowings under the revolving facility under the Amended Credit Agreement), in each case subject to other exceptions to be mutually agreed; and

Annex C-2

(iii)      the net cash proceeds received from public issuances of equity of the Borrower after the Closing Date (subject to exceptions to be mutually agreed, including pursuant to employee stock and compensation plans), in the case of any such prepayments pursuant to the foregoing clauses (i), (ii) and (iii) above, with exceptions and baskets as are consistent with the Senior Secured Bridge Documentation Principles.

In addition, upon any change of control (to be defined in the Bridge Loan Documentation), the Borrower will be required to prepay the entire principal amount of the Senior Secured Bridge Loans (plus any accrued and unpaid interest) at par.

Voluntary Prepayments:	Voluntary prepayments of Senior Secured Bridge Loans and voluntary reduction of commitments under the Senior Secured Bridge Facility will be permitted at any time, in minimum principal amounts to be mutually agreed upon, subject to customary notice requirements and without premium or penalty (subject to customary reimbursement of the Senior Secured Bridge Lenders’ redeployment costs (other than lost profits) in the case of a prepayment of Term SOFR borrowings other than on the last day of the relevant interest period). Voluntary prepayments of the Senior Secured Bridge Loans may not be re-borrowed.

Bridge Loan Documentation:	The definitive documentation for the Senior Secured Bridge Facility (the “Bridge Loan Documentation”) shall initially be prepared by counsel to the Commitment Parties and shall be consistent with this Bridge Term Sheet and shall contain only those conditions to borrowing, mandatory prepayments, representations, warranties, financial, affirmative and negative covenants and events of default expressly set forth in this Bridge Term Sheet (subject only to the exercise of any “market flex” expressly provided in the Arranger Fee Letter) applicable to the Borrower, the Guarantors and the restricted subsidiaries of the Borrower or the Guarantors and shall: (i) be substantially consistent with the Existing Borrower Credit Agreement as amended to reflect the Required Amendment and the nature of the Senior Secured Bridge Facility as a “bridge term loan facility,” (ii) be negotiated in good faith to finalize the Bridge Loan Documentation giving effect to the Limited Conditionality Provision, (iii) include customary modifications reflecting changes in law and the administrative, operational and agency requirements (including provisions related to outbound investments) of the Administrative Agent and (iv) unless otherwise described herein, include standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the foregoing (collectively, the “Senior Secured Bridge Documentation Principles”).

Annex C-3

Conditions Precedent to Borrowing:	The availability of the Senior Secured Bridge Facility on the Closing Date will be subject solely to those conditions precedent set forth in Section 3 of the Commitment Letter and in the Conditions Annex, subject to the Limited Conditionality Provision.

Representations and Warranties:	Substantially similar to those for the Backstop Facilities, with modifications consistent with the Senior Secured Bridge Documentation Principles to the extent necessary to reflect differences in documentation, but in any event no less favorable to the Borrower than those in the Backstop Loan Documentation; it being understood that representations and warranties shall be subject to the Limited Conditionality Provision.

Affirmative Covenants:	Substantially consistent with the Backstop Loan Documentation, subject to the Senior Secured Bridge Documentation Principles and to the inclusion of a covenant to use commercially reasonable efforts to maintain a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case with respect to the Borrower, and a public rating of the Senior Secured Bridge Facility by each of S&P and Moody’s and a covenant to use all commercially reasonable efforts to refinance the Senior Secured Bridge Loans as soon as practicable.

Negative Covenants:	Substantially consistent with the Backstop Loan Documentation, subject to the Senior Secured Bridge Documentation Principles.

Financial Covenants:	None

Events of Default:	Substantially consistent with the Backstop Loan Documentation, subject to the Senior Secured Bridge Documentation Principles

Voting:	Substantially consistent with the Backstop Loan Documentation, subject to the Senior Secured Bridge Documentation Principles

Assignments and Participations:	The Senior Secured Bridge Lenders may assign their respective Senior Secured Bridge Loans of the Senior Secured Bridge Facility to one or more persons (other than to natural persons or Disqualified Lenders) which are reasonably acceptable to (a) the Administrative Agent and (b) except, when a payment or bankruptcy event of default has occurred and is continuing, the Borrower, each such consent not to be unreasonably withheld or delayed; provided that, (i) assignments made to a Senior Secured Bridge Lender, an affiliate or approved fund thereof will not be subject to the above consent requirements and (ii) no consent of the Borrower shall be required unless such assignment would result in less than a majority of the Senior Secured Bridge Facility being held by the Initial Lender. The Borrower’s consent shall be deemed to have been given if the Borrower has not responded within ten business days of an assignment request. Upon such assignment, such affiliate, bank, financial institution or entity will become a Senior Secured Bridge Lender for all purposes under the Senior Secured Bridge Facility Documentation. A $3,500 processing fee will be required in connection with any such assignment, with exceptions to be agreed. The Senior Secured Bridge Lenders will also have the right to sell participations without restriction (other than to natural persons or Disqualified Lenders), subject to customary limitations on voting rights, in their respective shares of the Senior Secured Bridge Facility.

Annex C-4

Cost and Yield Protection:	Substantially similar to the tax gross up, cost and yield provisions contained in the Backstop Loan Documentation.

Expenses and Indemnification:

The Borrower shall pay (a) if the Closing Date does not occur, reasonable and documented expenses of the Lead Arranger and the Commitment Parties; provided that [REDACTED], (b) if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Lead Arranger and the Commitment Parties associated with the syndication of the Senior Secured Bridge Facility and the preparation, execution, delivery and administration of the Backstop Loan Documentation and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Administrative Agent, the Lead Arranger and the Commitment Parties and, if necessary, specialty counsel and one local counsel in any relevant jurisdiction; provided that [REDACTED] and (c) after the Closing Date, all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lenders (promptly and in any event within 30 days following a written demand therefor, together with reasonable backup documentation supporting such reimbursement request) (but limited, in the case of legal fees and expenses, to the reasonable and documented out of pocket fees, disbursements and other charges of one counsel to the Administrative Agent and the Lenders taken as a whole, and, if necessary, specialty counsel and one local counsel to the Administrative Agent and the Lenders taken as a whole in any relevant jurisdiction and solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Lenders similarly situated taken as a whole) in connection with the enforcement of the Backstop Loan Documentation or protection of rights thereunder.

Annex C-5

The Administrative Agent and the Lenders (and their affiliates and controlling persons and their respective officers, directors, employees, partners, trustees, advisors, shareholders, agents and other representatives and their successors and permitted assigns) (each, an “indemnified person”) will be indemnified for and held harmless by the Borrower and the Guarantors against, any losses, claims, damages, liabilities or expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one outside counsel to all indemnified persons taken as a whole and, if reasonably necessary, specialty counsel and one local counsel for all indemnified persons taken as a whole in each relevant jurisdiction, and solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected indemnified persons similarly situated taken as a whole) and other reasonable and documented out-of-pocket expenses arising out of, resulting from or in connection with the Transactions, the Senior Secured Bridge Facility or the use or the proposed use of proceeds thereof or any actual or threatened claim, dispute, litigation, investigation or proceeding relating thereto (regardless of whether such indemnified person is a party thereto and whether or not such proceedings are brought by the Borrower or the Borrower’s equity holders, affiliates, creditors or any other third party), except to the extent they arise from the gross negligence, bad faith or willful misconduct of, or a material breach of the Backstop Loan Documentation by, the relevant indemnified person or any of its Related Indemnified Persons, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction or from any dispute solely among the indemnified persons other than any claims against an indemnified person in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under the Senior Secured Bridge Facility and not arising out of any act or omission of the Borrower or any affiliate of the Borrower; provided that neither (x) the Borrower or any of its affiliates nor (y) any indemnified person shall be liable for any indirect, special, punitive or consequential damages (in the case of clause (x), other than in respect of any such damages required to be indemnified hereunder). Each indemnified person shall promptly notify the Borrower, to the extent legally permitted, upon receipt of written notice of any claim or threat to institute a claim; provided that any failure by any indemnified person to give such notice shall not relieve the Borrower from the obligation to indemnify such indemnified person.

Governing Law and Forum:	New York. Notwithstanding the foregoing it is understood and agreed that determinations as to (x) whether an Acquisition Agreement Material Adverse Effect (as defined in the Conditions Annex) has occurred, (y) whether any Specified Acquisition Agreement Representations have been breached and (z) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement will, in each case, be governed by, and enforced and construed in accordance with, the laws of the state of Delaware including its statutes of limitations, without regard to the conflict of laws rules of such state that would result in the applications of the laws of another jurisdiction.

Counsel to the Commitment Parties and the Lead Arranger:	Cahill Gordon & Reindel LLP.

Interest Rates:

The interest rates under the Senior Secured Bridge Facility will be initially, Term SOFR (as defined in Annex B except that “Term SOFR” for all purposes of the Senior Secured Bridge Facility shall not include the SOFR Adjustment or any other credit spread adjustment) plus 2.25% or, at the option of the Borrower, ABR (as defined in Annex B) plus 1.25% (the “Senior Secured Bridge Initial Margin”). The Senior Secured Bridge Initial Margin will increase by (I) an additional 50 basis points on the date that is 90 days after the Closing Date, (II) an additional 50 basis points on the date that is 180 days after the Closing Date and (III) an additional 50 basis points on the date that is 270 days after the Closing Date.

Annex C-6

The Borrower may elect interest periods of 1, 3 or 6 months (or, if requested by the Borrower and agreed to by all relevant Lenders and the Administrative Agent, 12 months or a shorter period) for Term SOFR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR borrowings based on the “prime rate”) and interest shall be payable (i) in the case of loans bearing interest based upon Term SOFR, at the end of each interest period and, in any event, at least every three (3) months and (ii) in the case of ABR loans, quarterly in arrears.

Duration Fees:	Duration Fees in amounts equal to the percentage, as determined in accordance with the grid below, of the principal amount of the Senior Secured Bridge Loan of each Lender outstanding at the close of business, New York City time, on each date set forth in the grid below, payable to the Lenders on each such date:

Duration Fees
90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date
0.50%	0.75%	1.00%

Annex C-7

ANNEX D

CONDITIONS ANNEX

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Annex D is attached or, as applicable, Annex A, Annex B, Annex C or Annex E to the Commitment Letter.

Closing and the making of the initial extensions of credit under the Facilities will be subject to the satisfaction of (x) in the case of the Backstop Facilities, the Required Amendment not having been effected on or prior to the Closing Date, and (y) the following conditions precedent, which shall be subject to the Limited Conditionality Provision in all respects:

1.             The execution and delivery of the Loan Documentation, which shall be consistent with the Commitment Documents.

2.            Subject to the Limited Conditionality Provision, the Lead Arranger shall have received: (a) (i) customary legal opinions, (ii) customary evidence of authority, (iii) customary officer’s certificates, (iv) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Borrower and the Guarantors, (v) customary borrowing requests, and (vi) a certificate of the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower in the form attached as Annex F to the Commitment Letter, certifying that the Borrower and its subsidiaries, on a consolidated basis, after giving effect to the Transaction, are solvent; and (b) all documents and instruments required to create and perfect the Administrative Agent’s security interests in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing subject to the Limited Conditionality Provision.

3.             Since the date of the Acquisition Agreement, no Material Adverse Effect (as defined in the Acquisition Agreement in effect as of the date hereof) with respect to the Company (as defined in the Acquisition Agreement on the date hereof and such event, an “Acquisition Agreement Material Adverse Effect”) shall have occurred and is continuing.

4.              The Acquisition shall be consummated prior to or substantially concurrently with the initial funding of the Facilities in accordance with the terms set forth in the Acquisition Agreement as in effect on the date hereof without giving effect to any modifications thereunder, or any waiver or consent thereunder by the Borrower or at the Borrower’s request, that is materially adverse to the interests of the Lenders (in their capacity as such), without the consent of the Lead Arranger, such consent not to be unreasonably withheld, delayed or conditioned (it being understood that (x) any change in the amount or form of the purchase price (except for (i) any reduction in the purchase price of up to 10% (cumulative for all such decreases) so long as all of such reduction is applied to reduce the Senior Secured Bridge Facility and (ii) any increase in purchase price (x) funded solely with equity of the Borrower or the proceeds from the issuance of equity securities of the Borrower or (y) as a result of working capital adjustments to the purchase price) and (y) any change to the definition of “Material Adverse Effect” shall require such consent of the Lead Arranger).

5.             To the extent the Required Amendment has not been obtained, the Borrower Refinancing shall have been consummated prior to, or shall be consummated substantially simultaneously with, the initial borrowing under the Facilities, and all commitments under the Existing Borrower Credit Agreement shall have been terminated prior to or concurrently with the initial borrowing under the Facilities. The Target Refinancing shall have been consummated prior to, or shall be consummated substantially simultaneously with, the initial borrowing under the Facilities, and all commitments under the Existing Target Credit Agreement shall have been terminated prior to or concurrently with the initial borrowing under the Facilities.

Annex D-1

6.	The Lead Arranger shall have received:

(a)  with respect to the Borrower and its subsidiaries, (i) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date (and the related audit reports) and (ii) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date (other than the fourth fiscal quarter) (and comparable periods for the prior fiscal year); provided that the Lead Arranger hereby acknowledges receipt of the audited financial statements referred to in (x) clause (i) above for the fiscal years ended October 1, 2022, September 30, 2023 and September 28, 2024 and (y) clause (ii) above for the fiscal quarter ended December 28, 2024. It is understood and agreed that the condition set forth in this paragraph 6(a), (x) may be satisfied by furnishing the applicable financial statements on Form 10-K or 10-Q, as applicable, filed with the Securities and Exchange Commission and (y) shall be deemed to have been delivered on the earliest date on which (i) the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the internet, (ii) such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another website to which the Commitment Parties have access, or (iii) such financial statements and/or documents are posted on the SEC’s website on the internet at www.sec.gov;

(b)  with respect to the Acquired Company and its consolidated subsidiaries, (i) the audited consolidated balance sheet and consolidated results for Zephyr and its consolidated subsidiaries, including the Non-Acquired Assets (in accordance with its consistently applied basis of consolidation) (“Consolidated Zephyr”) as of and for the fiscal years ended July 31, 2023 and July 31, 2024 and thereafter for the most recently completed fiscal years that at that time will have ended for at least 90 days prior to the Closing Date; and (ii) the unaudited consolidated balance sheet and consolidated results for Consolidated Zephyr as of and for each subsequent interim fiscal quarter ended since the last audited financial statements and which fiscal quarter that at that time have ended for at least 45 days prior to the Closing Date (other than the fourth fiscal quarter); and

(c)  (i) a pro forma consolidated statements of income of the Borrower for the most recently completed fiscal year ended at least 90 days prior to the Closing Date and a pro forma consolidated balance sheet and related pro forma consolidated statements of income for the interim period ending on the last day of the most recent fiscal quarter ended since the last audited financial statements and ending at least 45 days before the Closing Date and (ii) a pro forma consolidated balance sheet and related consolidated statement of income as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period for which historical financial statements of the Borrower are provided pursuant to paragraph 6(a)(i) or 6(a)(ii), prepared after giving pro forma effect to each element of the Transactions as if the Transactions had occurred on the last day of such interim period (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

Annex D-2

7.  With respect to the Senior Secured Bridge Facility only, the Borrower and/or one or more of its subsidiaries shall have engaged one or more investment banks reasonably satisfactory to the Commitment Parties (collectively, the “Investment Banks”) to sell to or place the Senior Notes and shall ensure that (a) the Investment Banks shall have received a customary preliminary offering memorandum or preliminary private placement memorandum containing all customary information (other than the “description of the notes” and any information customarily provided by the Investment Banks or their counsel) for use in a customary high-yield road show relating to the issuance of Senior Notes, including the audited and unaudited financial statements described in Sections 6(a) and (b) above and all appropriate pro forma financial statements of the Borrower described in Section 6(c) above, in each case, prepared in accordance with the principles of Regulation S-X, and all other data that would be necessary for the Investment Banks to receive customary “comfort” (including “negative assurance” comfort) in connection with the issuance of such notes from independent accountants to the Borrower and the Acquired Company, as applicable, in connection with such offering (subject in each case to exceptions customary for Rule 144A offerings involving high-yield secured “private-for-life” debt securities, including exceptions for consolidating financial statements, separate subsidiary financial statements and other financial statements required by Rule 3-09 or Rule 3-10 of Regulation S-X, Item 302 of Regulation S-K and Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act and the executive compensation and related person disclosure rules related to SEC Release No. 33- 8732A, 34-54302A and IC-2744A and other information not customarily provided in an offering memorandum for a Rule 144A offering) (the “Required Bond Information”), and (b) the Investment Bank shall be afforded a marketing period following the receipt of the Required Bond Information to seek to offer and sell or privately place Senior Notes of 15 consecutive Business Days (as defined in the Acquisition Agreement in effect on the date hereof) (the “Senior Notes Marketing Period”); provided that (a) (i) if the Senior Notes Marketing Period has not ended on or prior to August 18, 2025, the Senior Notes Marketing Period shall not commence earlier than September 2, 2025, (ii) if the Senior Notes Marketing Period has not ended on or prior to December 19, 2025, the Senior Notes Marketing Period shall not commence earlier than January 5, 2026, (iii) if the Senior Notes Marketing Period has not ended on or prior to August 24, 2026, the Senior Notes Marketing Period shall not commence earlier than September 8, 2026, (iv) the Senior Notes Marketing Period shall end no later than December 18, 2026, and (v) July 3, 2025, November 28, 2025, July 3, 2026 and November 27, 2026 shall not count as Business Days for such fifteen (15) consecutive Business Day period and (b) the Senior Notes Marketing Period shall not be required to be consecutive to the extent it would include July 3, 2025, November 28, 2025, July 3, 2026 or November 27, 2026 (any such day to be excluded for purposes of, but shall not reset, the Senior Notes Marketing Period).

8.  The Lead Arranger shall have received, at least 3 business days prior to the Closing Date, all documentation and other information regarding the Borrower and the Guarantors required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent requested at least 10 business days prior to the Closing Date. To the extent that the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Closing Date, a customary certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in relation to the Borrower shall have received such certification regarding beneficial ownership at least 3 business days prior to the Closing Date.

9.  To the extent invoiced with reasonable detail at least two business days prior to the Closing Date, all fees and expenses due to the Lead Arranger, the Administrative Agent and the Lenders required to be paid on the Closing Date (including the fees and expenses of counsel for the Lead Arranger and the Administrative Agent) will have been paid.

10.  The Specified Representations and the Specified Acquisition Agreement Representations will be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects).

Annex D-3

ANNEX E

REQUIRED AMENDMENT TERMS

Capitalized Terms not otherwise defined in the Commitment Letter to which this Annex E is attached are used as defined in the Existing Borrower Credit Agreement.

Required Amendment

The Existing Borrower Credit Agreement shall be amended by (a) including a provision directing the administrative agent to execute, deliver and implement one or more intercreditor agreements in connection with the incurrence of the Senior Secured Bridge Facility and/or any of the Permanent Financings, (b) permitting the borrowing of revolving loans on or prior to the Closing Date to (x) finance any portion of the Acquisition and/or (y) pay any or all of the Transaction Costs subject to the Limited Condition Transaction provision set forth below, (c) permitting the ratio set forth in Section 7.01(v) of the Existing Borrower Credit Agreement to be tested on the date hereof in accordance with the Limited Condition Transaction provision set forth below, (d) permitting the “no Default or Event of Default” test set forth in the definition of “Permitted Acquisition” to be tested on the date hereof in accordance with the Limited Condition Transaction provision set forth below, (e) permitting the financial covenants required to be complied with under Section 7.04(o)(ii) of the Existing Borrower Credit Agreement to be tested on the date hereof in accordance with the Limited Condition Transaction provision set forth below, and (f) stipulating that delivery of the executed Acquisition Agreement to Bank of America on the date hereof shall be deemed to have satisfied the requirement of clause (d) of the definition of Permitted Acquisition set forth in the Existing Borrower Credit Agreement.

Limited Condition Transaction Provisions

For purposes of (i) determining compliance with any provision of the Existing Borrower Credit Agreement which requires the calculation of a ratio, (ii) determining compliance with representations or warranties, or the occurrence of defaults or events of default or (iii) testing availability under baskets set forth in the Loan Documentation (including baskets measured as a percentage of Consolidated EBITDA or total assets), in each case, in connection with an acquisition (including acquisitions subject to a letter of intent or purchase agreement) by one or more of the Borrower and its subsidiaries of any assets, business or person and such acquisition is not conditioned upon obtaining financing or any notice of redemption of indebtedness that requires irrevocable notice (any such transaction, a “Limited Condition Transaction”), at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election, which LCT Election may be made at any time prior to, contemporaneously with, or at any time after, the applicable LCT Test Date, and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are thereafter exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof) had been consummated.

Annex E-1

ANNEX F

FORM OF SOLVENCY CERTIFICATE

[DATE]

This Solvency Certificate is being executed and delivered pursuant to Section [●] of that certain [●] (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [●], the Chief Financial Officer of the Borrower, solely in such capacity and not in an individual capacity and without personal liability, hereby certify as follows:

1.  I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement; and

2.  As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt and liabilities (subordinated, contingent or otherwise) of the Borrower and its subsidiaries, taken as a whole, does not exceed the fair value of the assets (at a fair valuation) of the Borrower and its subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets (at a fair valuation) of the Borrower and its restricted subsidiaries, taken as a whole, is greater than the amount that will be required to pay the probable liabilities of the Borrower and its subsidiaries, taken as a whole, on their debts and other liabilities subordinated, contingent or otherwise as they become absolute and matured;

(iii) the Borrower and its restricted subsidiaries, taken as a whole, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital; and (iv) the Borrower and its subsidiaries, taken as a whole, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debt or other liabilities as they become due (whether at maturity or otherwise). For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.

IN WITNESS WHEREOF, I have executed this Solvency Certificate, solely in my capacity as the Chief Financial Officer of the Borrower, and not in an individual capacity, on the date first written above.

By:
Name:
Title: Chief Financial Officer

Annex F-1